Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / (713) 529-6600

OILTANKING PARTNERS, L.P. REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER 2012

HOUSTON — November 7, 2012 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported third quarter 2012 net income of $14.9 million, or $0.38 per unit on a basic and diluted basis, compared to third quarter 2011 net income of $35.3 million. The third quarter of 2011 includes an income tax benefit of $27.3 million as a result of the elimination of deferred tax accounts related to the conversion to a non-taxable entity in connection with the Partnership’s initial public offering. Net income for the third quarter of 2011, excluding this benefit and other gains and losses, was $13.8 million. Net income excluding gains and losses, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

Adjusted EBITDA for the third quarter of 2012 was $19.5 million, an increase of 8.1% over $18.1 million for the third quarter of 2011. Adjusted EBITDA, which is a financial measure not presented in accordance with GAAP, is defined and reconciled to net income below.

The Partnership’s overall operating results for the third quarter of 2012 improved compared to the prior year period primarily due to higher storage and throughput volumes generating increased service fees, and to higher ancillary service fees, partially offset by higher operating and selling, general and administrative expenses. Revenues increased approximately $4.5 million, or 15.5%, to $33.3 million during the 2012 quarter, mainly due to additional revenues from new storage capacity placed into service in December 2011 and in April 2012 and to an escalation in storage fees, resulting in an increase in storage service fee revenue of $2.2 million, higher throughput fee revenue of $1.4 million, largely attributable to higher liquefied petroleum gas exports during the 2012 period, and an increase in ancillary services fee revenue of $0.8 million.

Operating expenses during the third quarter of 2012 were $9.0 million, increasing $2.1 million compared to the same period in 2011, primarily due to higher property taxes resulting partially from increased property values in the 2012 period and a refund of property taxes in the 2011 period and to higher employee-related costs due to increases in benefit costs and higher operational labor. Selling, general and administrative expenses increased by $0.9 million primarily due to increased costs associated with being a publicly traded company.

“We are pleased to report strong results for the third quarter as the Partnership continues to benefit from the positive impact of an additional 1,045,000 barrels of crude storage capacity placed into service since the end of 2011,” said Carlin Conner, Chairman, President and Chief Executive Officer of the Partnership’s general partner. “Our current crude storage expansion projects and crude pipeline project are on budget and ahead of schedule with an additional 1.1 million barrels of new storage capacity and the pipelines expected to be placed into service by early January of 2013.”

“Yesterday we announced that Anne-Marie Ainsworth has been selected to succeed me as CEO, effective November 26, 2012. We are highly confident that Anne-Marie has the right leadership skills and industry experience to lead Oiltanking Partners through to its next phase of growth. Anne-Marie and the entire Oiltanking team believe that the Partnership continues to have compelling growth opportunities primarily due to the changing crude oil logistics currently underway in North America. We intend to continue to pursue these opportunities as our existing customer base, as well as new customers, continue to express strong interest in making future commitments,” added Conner.

On October 18, 2012, the Partnership declared an increase in its cash distribution to $0.375 per unit, or $1.50 per unit on an annualized basis, for all of its outstanding limited partner units. The third quarter distribution represents a 4.2% increase over the prior quarter distribution of $0.36 per limited partnership unit. The $14.9 million cash distribution will be paid on November 14, 2012 to all unitholders of record as of November 2, 2012. Distributable cash flow for the third quarter of 2012 provided distribution coverage of 1.19 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners. Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Conference Call
The Partnership will hold a conference call to discuss its third quarter 2012 financial results on November 8, 2012 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate in the call, dial (480) 629-9819 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through November 15, 2012 by calling (303) 590-3030 and using the pass code 4568713#.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA are presented because management believes these metrics provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization expense, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets, property casualty indemnification and early extinguishment of debt. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

This press release also includes the non-GAAP measure net income excluding gains and losses. The Partnership defines net income excluding gains and losses as net income excluding gains and losses from (i) the disposal of fixed assets; (ii) property casualty indemnification; and (iii) early extinguishment of debt, and excluding income tax benefit due to the elimination of deferred tax account balances, which occurred upon the change in tax status of the entity. The Partnership’s management believes net income excluding gains and losses from the disposal of fixed assets, property casualty indemnification and early extinguishment of debt, and income tax benefit due to the elimination of deferred tax account balances is a useful measure for investors because it allows comparison of the Partnership’s results from core operations from period to period.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets and property casualty indemnification; (iii) loss on early extinguishment of debt; (iv) other (income) expense; and (v) income tax expense (benefit); less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders and the general partner interest.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes these measures are useful to investors because these measures are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, net income excluding gains and losses, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$33,327	$28,867	$101,436	$88,476
Costs and expenses:
Operating	8,993	6,907	26,639	23,542
Selling, general and administrative	4,824	3,907	14,015	13,258
Depreciation and amortization	4,039	3,843	12,073	11,795
Loss on disposal of fixed assets	—	—	13	544
Gain on property casualty indemnification	—	(681)	—	(928)
Total costs and expenses	17,856	13,976	52,740	48,211
Operating income	15,471	14,891	48,696	40,265
Other income (expense):
Interest expense	(487)	(614)	(1,094)	(5,202)
Loss on early extinguishment of debt	—	(6,382)	—	(6,382)
Interest income	2	7	31	31
Other income	1	290	74	431
Total other expense, net	(484)	(6,699)	(989)	(11,122)
Income before income tax (expense) benefit	14,987	8,192	47,707	29,143
Income tax (expense) benefit	(80)	27,118	(240)	21,403
Net income	$14,907	$35,310	$47,467	$50,546

Allocation of 2011 net income for earnings per unit calculation:
Net income		$35,310		$50,546
Net income prior to initial public offering on July 19, 2011		(23,355)		(38,591)
Net income subsequent to initial public offering on July 19, 2011		$11,955		$11,955

Allocation of net income to partners: (1)
Net income allocated to general partner	$297	$239	$1,173	$239
Net income allocated to common unitholders	$7,305	$5,858	$23,147	$5,858
Net income allocated to subordinated unitholders	$7,305	$5,858	$23,147	$5,858

Earnings per limited partner unit: (1)
Common unit (basic and diluted)	$0.38	$0.30	$1.19	$0.30
Subordinated unit (basic and diluted)	$0.38	$0.30	$1.19	$0.30

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450	19,450	19,450	19,450
Subordinated units (basic and diluted)	19,450	19,450	19,450	19,450
___________
(1) Amounts attributable to the 2011 periods are reflective of general and limited partner interest in net income subsequent to the closing of the Partnership’s initial public offering on July 19, 2011.

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	September 30, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$6,149	$23,836
Receivables:
Trade	7,710	5,613
Affiliates	2,258	3,751
Other	145	261
Note receivable, affiliate	—	15,300
Prepaid expenses and other	1,816	1,352
Total current assets	18,078	50,113
Property, plant and equipment, net	361,943	271,644
Other assets, net	903	278
Total assets	$380,924	$322,035
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$37,525	$13,582
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	163	3,681
Federal income taxes due to parent	1,210	1,210
Total current liabilities	41,398	20,973
Long-term debt, affiliate, less current maturities	51,250	18,300
Deferred revenue	2,640	2,915
Total liabilities	95,288	42,188
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at September 30, 2012 and December 31, 2011)	248,039	245,314
Subordinated units (19,449,901 units issued and outstanding at September 30, 2012 and December 31, 2011)	36,217	33,492
General partner’s interest	1,380	1,041
Total partners’ capital	285,636	279,847
Total liabilities and partners’ capital	$380,924	$322,035

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$47,467	$50,546
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,073	11,795
Deferred income tax benefit	—	(27,366)
Postretirement net periodic benefit cost	—	695
Unrealized gain on investment in mutual funds	—	(96)
Increase in cash surrender value of life insurance policies	—	(42)
Loss on disposal of fixed assets	13	544
Gain on property casualty indemnification	—	(928)
Amortization of deferred financing costs	118	36
Changes in assets and liabilities:
Trade and other receivables	(1,981)	(1,828)
Refundable income taxes	—	4,387
Prepaid expenses and other assets	(457)	415
Accounts receivable/payable, affiliates	(1,847)	(1,722)
Accounts payable and accrued expenses	2,380	(5,761)
Deferred compensation	—	453
Deferred revenue	(341)	134
Total adjustments from operating activities	9,958	(19,284)
Net cash provided by operating activities	57,425	31,262
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(20,000)	(26,000)
Collections of notes receivable, affiliate	35,300	—
Payments for purchase of property, plant and equipment	(80,756)	(19,969)
Proceeds from sale of property, plant and equipment	—	14
Payment for disposal of assets	—	(544)
Proceeds from property casualty indemnification	—	1,298
Investment in life insurance policies	—	(1,378)
Proceeds from sale of mutual funds	—	1,378
Net cash used in investing activities	(65,456)	(45,201)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	35,000	—
Payments under notes payable, affiliate	(2,050)	(127,008)
Net proceeds from issuance of common units	—	228,163
Debt issuance costs	(750)	(250)
Contributions from partners	—	1
Distributions paid to partners	(41,856)	(81,895)
Net cash provided by (used in) financing activities	(9,656)	19,011
Net increase (decrease) in cash and cash equivalents	(17,687)	5,072
Cash and cash equivalents — Beginning of period	23,836	8,746
Cash and cash equivalents — End of period	$6,149	$13,818

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Storage capacity, end of period (mmbbls) (1)	17.7	16.7	17.7	16.7
Storage capacity, average (mmbbls)	17.7	16.7	17.6	16.7
Terminal throughput (mbpd) (2)	787.0	762.3	821.9	793.1
Vessels per period	229	205	679	614
Barges per period	793	587	2,346	1,878
Trucks per period (3)	2,613	1,371	7,981	1,704
Rail cars per period (4)	1,701	—	6,589	—
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)	Beginning in June 2011, one of our customers began unloading product by truck.

(4)	Beginning in November 2011, one of our customers began unloading product by rail car.

Revenues by service category:
(In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Storage service fees	$24,563	$22,329	$73,810	$66,880
Throughput fees	6,672	5,283	20,768	17,582
Ancillary service fees	2,092	1,255	6,858	4,014
Total revenues	$33,327	$28,867	$101,436	$88,476

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,
2012	2011	2012	2011

Reconciliation of net income, excluding gains and losses:
Net income	$14,907	$35,310	$47,467	$50,546
Loss on early extinguishment of debt	—	6,382	—	6,382
Loss on disposal of fixed assets	—	—	13	544
Gain on property casualty indemnification	—	(681)	—	(928)
Income tax benefit for elimination of deferred tax account balances	—	(27,258)	—	(27,258)
Net income, excluding gains and losses	$14,907	$13,753	$47,480	$29,286

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$14,907	$35,310	$47,467	$50,546
Depreciation and amortization	4,039	3,843	12,073	11,795
Income tax expense (benefit)	80	(27,118)	240	(21,403)
Interest expense, net	485	607	1,063	5,171
Loss on early extinguishment of debt	—	6,382	—	6,382
Loss on disposal of fixed assets	—	—	13	544
Gain on property casualty indemnification	—	(681)	—	(928)
Other income	(1)	(290)	(74)	(431)
Adjusted EBITDA	$19,510	$18,053	$60,782	$51,676
Interest expense, net	(485)	(607)	(1,063)	(5,171)
Income tax expense (benefit) (1)	(80)	(140)	(240)	(5,855)
Maintenance capital expenditures	(1,254)	(1,369)	(2,406)	(3,217)
Distributable cash flow	$17,691	$15,937	$57,073	$37,433

Cash distributions (2)	$14,886	$13,397	$43,068

Distribution coverage ratio	1.19	x	1.19	x	1.33	x
____________

(1)	Excludes income tax benefit in the 2011 periods related to the elimination of deferred tax accounts in connection with our initial public offering.

(2)
Amounts for the 2012 periods represent cash distributions declared for common and subordinated units for each respective period. Amount for the 2011 period represents the minimum quarterly distribution of $0.3375 per unit (on a pro-forma basis) per our partnership agreement. The actual distribution declared for the third quarter of 2011 was prorated to $0.2678 per unit.

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations (Continued)
(In thousands)
(Unaudited)

Reconciliation of Debt to Adjusted EBITDA Ratio:

2012 Latest Twelve Months (LTM) Adjusted EBITDA (as of September 30, 2012):
Adjusted EBITDA for the nine months ended September 30, 2012	$60,782
Adjusted EBITDA for the three months ended December 31, 2011 (1)	15,854
2012 LTM Adjusted EBITDA (as of September 30, 2012)	$76,636
Total debt, including current portion at September 30, 2012	$53,750
Debt/Adjusted EBITDA Ratio	0.7	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued March 14, 2012 for a reconciliation of Adjusted EBITDA for the three months ended December 31, 2011 from net income.

# # # #